EXHIBIT 10.7c

SECOND LEASE AMENDMENT
AND AGREEMENT

     This Second Lease Amendment and Agreement (this “Second Amendment”) is made and entered into to be effective as of June 30, 2004, by and between CP/HERS WALNUT HILL, L.P., a Delaware limited partnership (“Landlord”) and ZALE DELAWARE, INC., a Delaware corporation (“Tenant”).

RECITALS

     A. Principal Mutual Life Insurance Company (“Original Landlord”) entered into that certain Lease dated as of September 17, 1992 (the “Original Lease”) with Zale Corporation, as debtor and debtor-in-possession, as tenant (“Original Tenant”) with respect to the land described on Exhibit A attached hereto and made a part hereof and the remainder of the “Premises” as defined in the Original Lease (and hereinafter so referenced), the street address of which is 901 West Walnut Hill Lane, Irving, Texas.

     B. Original Tenant assigned to Tenant all of Original Tenant’s rights, title and interests in and to the Original Lease, and Tenant accepted such assignment and expressly assumed and agreed to perform all of the terms, covenants, conditions, obligations and liabilities required of the Original Tenant under the Original Lease, all as evidenced by that certain Memorandum of Assignment of Lease dated as of July 30, 1993, executed between Original Tenant and Tenant.

     C. Original Landlord and Tenant entered into that certain First Lease Amendment and Agreement dated effective as of February 1, 1996 (the “First Amendment”) amending the Original Lease in certain respects (the Original Lease as so amended is sometimes collectively referred to herein as the “Lease”).

     D. Landlord is the current owner of the Premises and the landlord’s interest under the Lease, and Tenant is the current owner of the leasehold estate and all of the tenant’s rights, title, interests, obligations and liabilities under the Lease, free and clear of any mortgages or encumbrances on said leasehold estate.

     E. Landlord and Tenant desire to amend the Lease as hereinafter provided.

     NOW, THEREFORE, FOR TEN DOLLARS ($10.00) IN HAND PAID, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

     1. Recitals and Attachments. The Recitals set forth above are incorporated herein and made a part hereof by this reference and Attachment I, Attachment II and Attachment III hereto are hereby made a part of this Second Amendment and of the Lease.

     2. Amendments. The Lease is hereby amended as follows:

     (a) Section 2 of the Lease is hereby deleted in its entirety and is replaced with the following in that Tenant has exercised its options with respect to the remaining Extension Periods:

     “2. TERM. The term of this Lease (the “Term”) shall be approximately twenty-five (25) years, six (6) months, and fourteen (14) days beginning on September 17, 1992 (the “Commencement Date”) and expiring March 31, 2018 (the “Expiration Date”). There shall be no rights to renew or extend the Term beyond the Expiration Date.”

     (b) Subsection 3.a. of the Lease is hereby deleted in its entirety and is replaced with the following:

     “a. Basic Rental. Landlord hereby acknowledges receipt of Tenant’s payment in full of “Basic Rental” (herein so called) through and including December 31, 2003. Tenant shall pay Basic Rental during the remaining portion of the Term according to the following schedule:

	Annual Rental	Annual	Monthly
Time Period	Basic Rate per RSF	Basic Rental	Basic Rental
01/01/04 – 06/30/04	$8.75	$3,140,235.00	$261,686.25
07/01/04 – 12/31/04	$0.00	$0.00	$0.00
01/01/05 – 09/30/05	$8.75	$3,140,235.00	$261,686.25
10/01/05 – 03/31/08	$9.25	$3,319,677.00	$276,639.75
04/01/08 – 06/30/08	$9.50	$3,409,398.00	$284,116.50
07/01/08 – 12/31/08	$0.00	$0.00	$0.00
01/01/09 – 12/31/09	$10.00	$3,588,840.00	$299,070.00
01/01/10 – 12/31/10	$10.25	$3,678,561.00	$306,546.75
01/01/11 – 12/31/11	$10.50	$3,768,282.00	$314,023.50
01/01/12 – 12/31/12	$10.75	$3,858,003.00	$321,500.25
01/01/13 – 12/31/13	$11.25	$4,037,445.00	$336,453.75
01/01/14 – 12/31/14	$11.50	$4,127,166.00	$343,930.50
01/01/15 – 12/31/15	$11.75	$4,216,887.00	$351,407.25
01/01/16 – 12/31/16	$12.00	$4,306,608.00	$358,884.00
01/01/17 – 03/31/18	$12.25	$4,396,329.00	$366,360.75

     Basic Rental shall be abated during the two (2) respective six (6) month periods as referenced above.”

     (c) Subsection 3.b.(i) of the Lease is hereby deleted in its entirety and is replaced with the following:

     “(i) all insurance and insurance-related expenses applicable to the Premises, including commercially reasonable deductible amounts acceptable to Landlord from time to time during the Term, but not exceeding $100,000.00 per occurrence.”

     (d) Subsection 3.c. of the Lease is amended by deleting the fourth sentence and replacing it with the following:

     “Tenant shall pay to Landlord Scheduled Rent required under this Lease (and any applicable Additional Rent payable directly to Landlord pursuant to this Lease) without deduction or setoffs, at Tenant’s option, either (i) by wire transfer of immediately available funds according to the following wiring instructions:

JPMorgan Chase
ABA #021-000-021
Account Name: CP/HERS Walnut Hill
Account Number: 777-230-100

     or (ii) by check payable to Landlord and delivered to the following lockbox address:

CP/HERS Walnut Hill
General Post Office
P. O. Box 5410
New York, New York 10087-5410.”

     (e) Subsection 3.c. of the Lease is also amended by deleting the last sentence thereof and replacing it with the following:

     “Tenant shall pay Taxes directly to taxing authorities, and shall pay the premiums for all insurance (other than the all-risk property insurance to be carried by Landlord with respect to the Premises, subject to the last sentence of Subsection 10.a. if and to the extent Tenant satisfies the condition to maintaining such property insurance and maintains such property insurance) directly to its insurers, prior to delinquency. Tenant shall deliver to Landlord evidence satisfactory to Landlord of payment in full of all Taxes and insurance premiums prior to the date on which any such amounts would become delinquent, and shall, at Landlord’s written request, deliver evidence of payment in full of any other portions of the Additional Rent as Landlord may reasonably require. Tenant shall reimburse Landlord within thirty (30) days following receipt of Landlord’s invoice therefor for (i) the cost of the all-risk property insurance to be carried by Landlord with respect to the Premises, subject to the last sentence of Subsection 10.a. if and to the extent Tenant satisfies the condition to maintaining such property insurance and maintains such property insurance, and (ii) for the amount of any deductible incurred by Landlord with respect to any claim Landlord makes with respect to the insurance to be carried by Landlord with respect to the Premises pursuant to express provisions of the Lease, if any insured loss exceeding Landlord’s deductible amount with respect to such insurance occurs at the Premises. Tenant, at its sole cost and expense, shall be responsible for repairing any and all damage to the Premises for which the costs do not exceed the applicable deductible amount. Notwithstanding the foregoing, if any insured loss or uninsured loss was caused by the gross negligence or willful misconduct of Landlord, its agents, employees or contractors, Tenant shall not be required to pay the deductible therefor (if an insured loss) or for the cost of the repair (if an uninsured loss), as applicable, and in such event, Landlord will make the amount of the applicable insurance deductible available to fund that portion of the repair costs (if an insured loss) or pay for the costs of the repair (if an uninsured loss), as applicable.”

     (f) Subsection 6.b. of the Lease is hereby deleted, as are all references to Tenant’s obligations to perform separation of utilities with respect to the Premises. The parties acknowledge that Tenant has fulfilled all its obligations under the Lease and the Agreement Regarding Utilities dated September 17, 1992 (as amended by First Amendment to Agreement Regarding Utilities dated as of February 1, 1996) regarding the separation of utilities serving Lots 1, 3, 4, 5 and 6 of Las Colinas, Sector X First Installment, Revised for the City of Irving, Dallas County, Texas, an addition according to the map or plat thereof recorded in Volume 85068, Page 2623, Map Records, Dallas County, Texas, from the utilities serving the Premises (i.e., Lot 2, described on such plat).

     (g) Subsection 7.b. of the Lease is amended by deleting all the language added to the end of such Subsection pursuant to Subsection 2(k) of the First Amendment.

     (h) Subsection 7.c. of the Lease is hereby deleted in its entirety and is replaced with the following:

     “c. Repairs; Maintenance. Tenant, at its expense, shall maintain the Premises to the Zale Headquarters Standard and, except as hereinafter expressly provided, in good repair and condition, and perform routine care of landscaping and regular mowing of grass, and servicing, maintenance, repair and replacements of all aspects of the Premises including, without limitation, servicing, maintenance, and repairs of Tenant Capital Items and Landlord Capital Items, and replacements of Tenant Capital Items (but not replacements of Landlord Capital Items), all in a manner consistent with the Zale Headquarters Standard, subject to ordinary wear and tear, casualty and condemnation. Landlord, at its expense, shall replace Landlord Capital Items (if necessary during the Term) in accordance with the Zale Headquarters Standard. As used in this Lease, “Landlord Capital Items” shall mean the roof, roof membrane, foundation slab, foundation, curtain wall, interior permanent load-bearing walls and support columns and other structural components of the Building and parking structure. As used in this Lease, “Tenant Capital Items” shall mean all non-structural components and all operating systems and components of the Building, including without limitation the heating, ventilating and air conditioning systems, the plumbing, mechanical and electrical systems, all other Building systems, elevators, escalators, the paved parking areas, sidewalks and driveways, all non-structural aspects of the parking structure, and any above-ground storage tanks now existing or hereafter placed in or on the Premises, including without limitation any such tanks installed to replace those described in Section 24 of this Lease. Regarding the parking structure, for example (without limitation), crack(s) in the façade(s), tier(s), and/or column(s) of the parking structure capable of being repaired by patching, sealing or replacements of immaterial areas or sections of concrete of the parking structure shall be considered non-structural repairs or replacements and accordingly are Tenant Capital Items for which Tenant shall be responsible at its cost. Serious structural defects requiring replacements of major portions or the entirety of the façade(s), tier(s) and/or column(s) or material areas or sections of concrete of the parking structure would be examples of replacements of Landlord Capital Items for which Landlord would be responsible at its cost. Tenant Capital Items shall also include any utility lines, conduits, meters or other equipment located on lands abutting or adjacent to the Premises that are owned or leased by Tenant or its affiliate(s) to the extent that same pertain to utilities serving the Premises. “Casualty” shall include damage by fire, storm, flood, explosion, falling objects, riot, insurrection, acts of war and acts of God. Tenant shall, throughout the Term, take good care of the Premises and keep them free from waste or nuisance and, at the end of the Term, deliver the Premises and all improvements and equipment therein (other than Tenant’s Property that Tenant elects to remove or Landlord requires be removed) clean and free of trash and in good repair and condition, except for ordinary wear and tear and casualty between the last necessary repair, replacement, or restoration made by Tenant or Landlord pursuant to such party’s respective obligations under this Lease. On the first day of each month during the Term, Tenant shall deliver to Landlord a completed maintenance checklist, the form of which is attached hereto as Exhibit C, together with copies of all Service Contracts (defined below) that have not previously been delivered by Tenant to Landlord, including, without limitation, for janitorial, landscaping, elevator and escalator service, and for routine maintenance of all Building systems including, without limitation, mechanical, electrical and plumbing systems, and life-safety and HVAC systems. Landlord, at its sole cost and expense, may from time to time inspect the Premises to ensure Tenant is complying with its obligations under this Section 7 and the other provisions of this Lease; currently, Landlord anticipates making such inspections on a quarter-annual basis, but may make such inspections more frequently in its reasonable discretion. Any entry by Landlord under this Section 7 shall be during Tenant’s normal business hours, following reasonable oral notice by Landlord to Tenant. Landlord’s representatives shall be accompanied at all times during such inspections by representatives designated by Tenant, and Landlord shall strictly observe all security procedures reasonably promulgated by Tenant from time to time during the Term applicable to such visits. If any inspection reveals that Tenant is not properly and timely performing any maintenance, repair and/or replacement obligations with respect to the Premises including, without limitation, its servicing, maintenance, and repair (but not replacement) obligations with respect to Landlord Capital Items, in the manner required hereunder, Landlord may notify Tenant as to such matters, and Tenant shall promptly perform the applicable servicing, maintenance, repair and/or replacement obligations in a manner as necessary to maintain the Premises to the Zale Headquarters Standard and all improvements and equipment therein in good order and condition. If such failure by Tenant pertains to (i) any of the matters described on Exhibit C attached hereto, (ii) any servicing, repair or maintenance obligations of Tenant hereunder with respect to Tenant Capital Items and/or Landlord Capital Items, (iii) any replacement obligations with respect to Tenant Capital Items, or (iv) any of the other matters necessary to maintain the Premises to the Zale Headquarters Standard (any of such matters constituting and being hereinafter referred to as a “Material Tenant Repair”), Landlord shall notify Tenant of such failure in writing. If Tenant fails to perform a Material Tenant Repair after receipt of written notice from Landlord describing the work to be performed, within the period specified in such notice by Landlord (which specified period shall be a commercially reasonable length of time given the scope of the work to be performed, sufficient to complete the type of work described in such notice and may vary from notice to notice) (the “Designated Cure Period”), and such failure continues for an additional ten (10) day period following Landlord’s second written notice of the need for such Material Tenant Repair, Landlord shall be entitled to (y) cause such specific Material Tenant Repair to be performed as required under the terms of this Lease and/or (z) declare an Event of Default under this Lease, without any further notice, grace or cure rights. Tenant shall pay to Landlord within thirty (30) days after receipt from Landlord of Landlord’s written demand therefor, the actual costs incurred by Landlord in performing the Material Tenant Repair (collectively, the “Maintenance Charges”).

     In addition, if Landlord reasonably determines that emergency repairs are necessary to avoid imminent personal injury or imminent substantial damage to the Premises (an “Emergency Repair”), and Landlord is unable to contact Tenant, despite Landlord’s reasonable, good faith efforts to do so given the circumstances of the specific emergency, or if, after contacting Tenant, Tenant refuses or fails to act promptly and appropriately, Landlord shall be entitled to cause the Emergency Repair to be made in a manner that complies, as closely as possible given the circumstances, with all of Tenant’s security procedures. Landlord shall notify Tenant as soon as practicable of the Emergency Repair and the work undertaken to alleviate the immediate emergency. Tenant shall pay Landlord within thirty (30) days following written demand, for the actual cost of work performed by or on behalf of Landlord to effect the Emergency Repair.

     For purposes of this Lease, the “Zale Headquarters Standard” shall be as described on Exhibit E, attached hereto and made a part hereof for all purposes.

     With respect to any improvement, alteration or addition proposed by Tenant pursuant to Subsection 7.b. and/or any Material Tenant Repair required to be made by Tenant pursuant to this Subsection 7.c. of an estimated cost exceeding $500,000.00, Landlord reserves the right to require Tenant, prior to commencement of such work, to comply with one of the following at Landlord’s election: (i) to post payment and/or performance bonds or (ii) to provide other assurances reasonably acceptable to Landlord (such as a letter of credit or other security) to ensure timely payment and performance of such items.

     Notwithstanding anything in this Lease to the contrary, during the final five (5) years of the Term, if Tenant is obligated to make (and makes) a replacement of a Tenant Capital Item the cost of which exceeds $250,000.00, that has a useful life that extends beyond the Expiration Date, Landlord will reimburse Tenant proportionately for the cost of the replacement within thirty (30) days following completion thereof, to the extent that the remaining useful life of such Tenant Capital Item (assuming normal use and proper maintenance and repair), extends beyond the Expiration Date. The useful lives of certain replacement Tenant Capital Item shall be determined by reference to the estimated service lives of various system components surveyed and compiled by the Technical

Committee of the American Society of Heating, Refrigerating and Air Conditioning Engineers, Inc. (“ASHRAE”) and set forth in Chapter 36 of the 2003 ASHRAE Handbook, Heating, Ventilating and Air Conditioning Applications, Inch-Pound Edition, adjusted for local conditions (“ASHRAE Standards”), as same may be updated from time to time during the Term. If the useful life of the replacement Tenant Capital Item is not addressed by ASHRAE Standards, the useful life of such replacement Tenant Capital Item shall be determined by Landlord in its reasonable judgment. For purposes of the calculation of the reimbursement obligation of Landlord pursuant to this paragraph, the useful life of such replacement item shall be the lesser of (i) the actual useful life of such item or (ii) seven (7) years, notwithstanding that a longer useful life may be indicated by ASHRAE Standards (if applicable) or may otherwise apply.”

     (i) Subsection 7.d. of the Lease is amended by (1) deleting the phrase “Subject to the provisions of this Lease regarding Hard Construction which is the subject of Reimbursable Tenant Expenditures, all” and replacing it with “All” in the first sentence thereof, (2) to add the phrase “using good quality materials consistent with the Zale Headquarters Standard” after the phrase “good and workmanlike manner” appearing in the fourth (4th) sentence thereof and (3) to delete the last sentence thereof.

     (j) A new Subsection 7.f. is added to the Lease as follows:

     “f. Annual Budget. No later than thirty (30) days prior to the end of Tenant’s fiscal year (which currently runs August 1 through July 31), Tenant shall deliver to Landlord, for its approval, but only as contemplated below, a budget setting forth the repair, maintenance and capital expenditures expected to be incurred by Tenant in connection with the maintenance and operation of the Premises in accordance with the Zale Headquarters Standard during the following fiscal year (including without limitation proposed expenditures for repairs to Landlord Capital Items and Tenant Capital Items and replacements to Tenant Capital Items). Each such budget shall be in the form attached hereto as Exhibit G. In the event that the amount budgeted for repairs and maintenance required by Tenant under this Lease with respect to a specific line item shows a decrease of more than ten percent (10%) for the same line item from the preceding fiscal year, or if the aggregate budget amount for such fiscal year decreases by more than three percent (3%) from the aggregate budget amount from the preceding fiscal year (in either case, “Material Reduction”), Tenant shall include a written justification of such reduced amount. If Landlord, acting reasonably and in good faith, rejects Tenant’s justification of the Material Reduction as being non-compliant with the Zale Headquarters Standard, Landlord shall notify Tenant in writing within thirty (30) days following Landlord’s receipt of Tenant’s justification that Landlord reasonably disputes same. Thereafter, the parties shall promptly proceed in good faith until an approved budget is achieved. In the event of a budget dispute, the preceding fiscal year’s approved budget shall apply to the fiscal year in dispute until an approved budget is achieved for the fiscal year in dispute. If the approved budget for the fiscal year in dispute is not achieved after good faith efforts by both parties on or prior to the expiration of the third (3rd) month of the applicable fiscal year, then the preceding fiscal year’s approved budget escalated to reflect any net increase in the Consumer Price Index during such fiscal year shall be the revised budget applicable to the fiscal year in dispute. As used herein, “Consumer Price

Index” or “CPI” shall mean the Consumer Price Index, Dallas-Fort Worth, Texas, All Urban Consumers (base index year 1982-84=100), as published by the United States Department of Labor, Bureau of Labor Statistics or, if that index is revised or no longer published, such alternative index as Landlord reasonably shall select in good faith to produce results equivalent, as nearly as possible, to those that would have been obtained if the Consumer Price Index had not been so revised or discontinued. The CPI escalation factor shall be the quotient resulting from dividing the CPI number for the first month of the fiscal year in dispute (or latest published CPI number that is available) by the CPI number for the first month of the previous fiscal year. Within sixty (60) days after the expiration of each fiscal year, Tenant shall deliver to Landlord a detailed statement (i) setting forth the actual expenses incurred by Tenant in maintaining the Premises during such fiscal year and (ii) stating in comparative form the expenses actually incurred by Tenant in maintaining the Premises during the fiscal year in question and the amounts set forth in such fiscal year’s approved budget. Each such statement shall be certified by the either chief financial officer of Tenant or Tenant’s manager or director over facilities as being true and correct in all material respects. NOTWITHSTANDING ANY OTHER PROVISIONS OF THIS SUBSECTION 7F, IT IS UNDERSTOOD AND AGREED THAT NO APPROVAL BY LANDLORD OF ANY BUDGET OR ANY ITEM THEREIN, NOR ANY FAILURE OF LANDLORD TO OBJECT TO ANY BUDGET OR ANY ITEM THEREIN, NOR ANY REASONS EXPRESSED FOR ANY OBJECTION BY LANDLORD, NOR THE AMOUNT OF ANY BUDGET ITEM, WHETHER LESS THAN OR MORE THAN PRIOR FISCAL YEARS, SHALL IN ANY WAY INDICATE ANY CONSENT OF OR WAIVER BY LANDLORD, OR IN ANY WAY PERTAIN TO OR AFFECT, (1) ANY OF TENANT’S OBLIGATIONS UNDER THIS LEASE WITH RESPECT TO MAINTAINING THE PREMISES AT THE ZALE HEADQUARTERS STANDARD, OR (2) ANY OTHER PROVISIONS OF THIS LEASE PERTAINING TO TENANT’S MAINTENANCE AND REPAIR OBLIGATIONS.”

     (k) The first sentence of Section 8 of the Lease is hereby deleted in its entirety and is replaced with the following:

     “Tenant shall (a) continuously occupy at least fifty-one percent (51%) of the Building and use the Premises only for lawful purposes consistent with the uses permitted which are consistent with other office buildings in the vicinity of the Building (the “Permitted Use”), (b) comply with all laws, orders, rules, private restrictions and restrictive covenants, and regulations relating to the use, condition, and occupancy of the Premises, including without limitation, at Tenant’s cost, making any repairs to Tenant Capital Items and Landlord Capital Items and/or replacements of Tenant Capital Items in order to comply therewith, (c) within sixty (60) days after the Commencement Date, deliver to Landlord a narrative description of a life safety plan for the Building and make such modifications thereto as Landlord may reasonably request in order to comply with changes in applicable laws (the “Safety Plan”), and (d) continuously implement the Safety Plan (with such modifications thereto as Landlord may from time to time reasonably request in order to comply with changes in applicable laws) and deliver to Landlord narrative descriptions thereof (and any amendments thereto, and affirming Tenant’s compliance therewith).”

     (l) Subsection 10.a. of the Lease is amended by deleting the first sentence thereof and replacing it with the following:

     “Landlord shall insure (subject to the last sentence of this Subsection 10.a. if and to the extent Tenant satisfies the condition to maintaining such insurance and maintains such insurance as provided herein), at Tenant’s cost, the Premises with a policy or policies covering the following: (i) “All Risk” property insurance excluding any coinsurance provision, in an amount adequate to cover the full replacement cost of the Building and other improvements (including rental loss coverage for the benefit of Landlord for the actual loss sustained), (ii) Boiler and Machinery coverage to the extent not covered under the “All Risk” above, and (iii) such other insurance and/or amounts of coverage as Landlord may reasonably require to the extent customarily carried on property similar to the Premises.”

     (m) Subsection 10.a. of the Lease is also amended by adding the following clause at the end of the second sentence thereof “and (4) excess or umbrella commercial general liability insurance coverage in excess of the primary coverage set forth in clause (1) above of not less than $10,000,000 per occurrence/general aggregate”.

     (n) The first sentence of Subsection 10.b. of the Lease is amended by deleting the phrase “regardless of whether the negligence of the other party caused such loss” and replacing it with “REGARDLESS OF CAUSE, INCLUDING WITHOUT LIMITATION, WHETHER THE NEGLIGENCE OF THE OTHER PARTY CAUSED SUCH LOSS.”

     (o) Section 15 of the Lease is hereby deleted in its entirety. Landlord hereby releases and relinquishes any landlord’s lien or right to assert a landlord’s lien it may have, now or in the future, arising by operation of law, under statute or by contract, in any detached, movable personal property of any kind owned by Tenant and located on the Premises now or in the future.

     (p) Subsection 17.e. of the Lease is amended by deleting the sentence beginning with “For purposes of” and ending with “ABA No.: 073000228”.

     (q) A new Subsection 17.f. is added to the Lease as follows:

     “f. submit the matter to arbitration as provided in Subsection 18.b. below.”

     (r) The first sentence of Subsection 18.b. of the Lease is amended by deleting the phrase “Tenant Allowance Amounts” and replacing it with “any allowances payable to Tenant”. In addition, the second sentence of clause (ii) of Subsection 18.b. is deleted and is replaced with the following:

     “In the event that the arbitration results in a decision in favor of a party requiring the other party to pay or reimburse the other party any sum or make an expenditure to a third party, the obligated party shall comply with the requirements of such arbitration decision within ten (10) days of the time set by the arbitrator(s) to do so.”

     (s) Subsection 19.a. of the Lease is amended by deleting clauses (iii) and (iv) thereof and replacing them with the following:

     ”(iii) necessary repairing, restoring, altering, remodeling, painting, cleaning, or otherwise putting the Premises into condition to relet the Premises to another single-tenant in the Las Colinas, Texas market, and making any Material Tenant Repairs that Tenant was required to perform pursuant to the Lease on or prior to the termination of Tenant’s possession of the Premises or this Lease but did not perform in accordance with the Lease (subject to the cost allocation provisions of Section 7.d. hereof pertaining to certain late-term replacements of Tenant Capital Items, if applicable), (iv) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including brokerage commissions attributable to the unexpired portion of this Lease, costs of such necessary tenant finish work, and other costs incidental to such reletting and making any Material Tenant Repairs that Tenant was required to perform pursuant to the Lease on or prior to the termination of Tenant’s possession of the Premises or this Lease but did not perform in accordance with the Lease (subject to the cost allocation provisions of Section 7.d. hereof pertaining to certain late-term replacements of Tenant Capital Items, if applicable).”

     (t) The last sentence of the first paragraph of Section 24 of the Lease is hereby deleted and is replaced with the following:

     “Tenant acknowledges the presence and its use of one above-ground storage tank for diesel fuel for use in connection with Tenant’s back-up electric generator on the Premises, and Tenant hereby agrees to maintain the registration of same as required by law, indemnifies and holds harmless Landlord with respect to such tanks, shall properly maintain such tanks as required by law (including, without limitation, the implementation and maintenance of proper primary and secondary containment measures), and shall remove same from the Premises, at Tenant’s sole cost and expense, under Landlord’s supervision and direction and in compliance with all applicable laws, within thirty (30) days following the expiration or termination of this Lease.”

     (u) Exhibits B, E and F to the Original Lease, and Attachment I to the First Amendment are hereby deleted in their entirety. A replacement Exhibit E to the Original Lease is attached to this Second Amendment as Attachment II. A new Exhibit G to the Original Lease is attached to this Second Amendment as Attachment III. The parties acknowledge and agree that a replacement Exhibit C to the Original Lease shall be implemented in connection with the replacement or refurbishment of the Building chillers contemplated pursuant to Section 6 of, and Attachment I to, this Second Amendment, in accordance with manufacturer recommendations.

     (v) The addresses for notices to Landlord as shown beside Landlord’s signature block to the Original Lease are deleted and replaced with the following:

“CP/HERS Walnut Hill, L.P.
c/o ING Clarion Partners
230 Park Avenue, 12th Floor
New York, New York 10169
Attention: Portfolio Manager

With a copy to:

CP/HERS Walnut Hill, L.P.
c/o ING Clarion Realty Services
5950 Berkshire Lane, Suite 560
Dallas, Texas 75225
Attention: General Manager

With a copy to:

CP/HERS Walnut Hill, L.P.
c/o ING Clarion Partners
One Federal Street, 18th Floor
Boston, Massachusetts 02110
Attention: Portfolio Manager”

     3. Representations by Landlord. Landlord hereby represents to Tenant as follows:

     (a) Landlord is the current owner of the Premises, subject to various easements and other title exceptions; provided, however, that such title exceptions do not include any mortgages, deeds of trust or other security instruments pursuant to which Landlord has encumbered the Premises.

     (b) Landlord has the power and authority to execute and deliver this Second Amendment and to perform its obligations hereunder, and Landlord has taken all necessary action to authorize the execution and delivery of this Second Amendment. This Second Amendment has been duly authorized, executed and delivered by Landlord and does not conflict with, contravene or constitute a default under or breach of any (i) agreements, contracts or documents to which Landlord is a party or by which Landlord is bound, or (ii) law, statute, rule, ordinance, regulation or public or private restriction governing or pertaining to Landlord. The execution and delivery of this Second Amendment by Landlord requires no consent, approval, joinder or action by any other party or entity (governmental, judicial or private) or by any other officer, director, or committee or board of Landlord, which has not been previously and properly obtained.

     4. Representations by Tenant. Tenant hereby represents to Landlord as follows:

     (a) Tenant has not received any notice of default with respect to any of the restrictions, covenants, conditions or requirements of The Las Colinas Association or any of the restrictions, covenants, conditions or requirements now of record with respect to the Premises. There are no delinquent monetary obligations, assessments or other fees or amounts owed to the Las Colinas Association for which Tenant has been invoiced. Tenant represents and warrants to Landlord that it has paid the 2004 assessment to the Las Colinas Association in the amount of $30,119.21 prior to the date hereof.

     (b) Tenant has the power and authority to execute and deliver this Second Amendment and to perform its obligations hereunder, and Tenant has taken all necessary action to authorize the execution and delivery of this Second Amendment. This Second Amendment has been duly authorized, executed and delivered by Tenant and does not conflict with, contravene or constitute a default under or breach of any (i) agreements, contracts or documents to which Tenant is a party or by which Tenant is bound, (ii) law, statute, rule, ordinance, regulation or public or private restriction governing or pertaining to Tenant, or (iii) any litigation or legal or administrative proceedings affecting Tenant, and is not adversely affected by any litigation or legal or administrative proceedings affecting Tenant. The execution and delivery of this Second Amendment by Tenant requires no consent, approval, joinder or action by any other party or entity (governmental, judicial or private) or by any other officer, director, committee or board of Tenant, which has not been previously and properly obtained.

     (c) Tenant is not currently the subject of or involved in, any insolvency proceeding or bankruptcy case.

     5. Access Statutes Compliance. Section 5 of the First Amendment is hereby deleted in its entirety. As of the date of this Second Amendment, Tenant assumes the responsibility with respect to the entirety of the Premises, including without limitation the lobby areas, building access and egress, and related sidewalks, driveways, ramps and curbs, and parking areas, escalators and elevators of the Building for compliance with the Americans With Disabilities Act of 1990, the Texas Architectural Barriers Act and any other federal, state, county, or municipal laws, codes, statutes or ordinances now or hereafter enacted governing the same or similar subject matter (as such statutes may be amended from time to time, the “Access Statutes”), it being the intent of the parties that Landlord shall have no compliance responsibilities whatsoever with respect to Access Statutes, all such compliance responsibilities being hereby assumed by Tenant, irrespective of existing conditions at the Premises.

     6. Premises Improvements.

     (a) Tenant, at its sole cost and expense shall make the improvements described on Attachment I to this Second Amendment within the applicable time periods described on Attachment I in accordance with mutually acceptable plans, specifications, contractors, pricing and scheduling pursuant to Section 7 and other applicable provisions of the Lease (except that the cost allocation provisions of Subsection 7.c. pertaining to certain late-term replacements of Tenant Capital Items shall not apply to such work). The improvements set forth on Attachment I shall be considered Material Repairs for purposes of Section 7 of the Lease. Landlord will supervise the construction and/or installation of the improvements set forth on Attachment I, and Tenant shall pay Landlord a construction supervision fee in the amount of two percent (2%) of the total design and construction costs of such improvements prior to commencement of the applicable portion thereof, it being acknowledged and agreed that such improvements shall be performed in phases as provided in Attachment I.

     (b) Landlord, at its expense, agrees to repair and/or replace, as necessary in Landlord’s reasonable judgment, in accordance with mutually acceptable plans and specifications and otherwise consistent with the Zale Headquarters Standard on or prior to June 30, 2006, the existing sidewalks and pavers at the circular driveway and entrance to the Building at a cost not to exceed $60,000.00. Tenant shall be responsible for any such costs exceeding $60,000.00.

     7. Broker’s Fees. Landlord and Tenant represent to each other that the only brokers, finders or similar parties involved with respect to the execution of this Second Amendment as The Staubach Company, representing Tenant, and ING Clarion Realty Services, representing Landlord, and Landlord and Tenant hereby indemnify and hold harmless each other with respect to any fees or commissions claimed by any other brokers, finders or similar parties. Landlord shall be responsible for paying to The Staubach Company within thirty (30) days after the execution of this Second Amendment, a fee for all services rendered in connection with the execution of this Second Amendment, as specified in and as required by the terms of a separate agreement pertaining thereto executed between Landlord and The Staubach Company. Except for the fee to be paid to The Staubach Company as specified in and as required by the terms of the separate agreement pertaining thereto between Landlord and The Staubach Company described in this Section, no other amounts shall be owed to The Staubach Company by Landlord in connection with the execution of this Second Amendment and/or the other documents executed contemporaneously herewith. Landlord shall pay all amounts owing to ING Clarion Realty Services, as and when due, if any, and Landlord shall indemnify and hold Tenant harmless from any claim for payment made by ING Clarion Realty Services for any brokerage fee or commission in connection herewith.

     8. Miscellaneous.

     (a) The terms and conditions hereof may not be modified, amended, altered or otherwise affected except by instrument in writing executed by Landlord and Tenant.

     (b) Except as extended and expressly modified by the First Amendment and by this Second Amendment, the terms and conditions of the Original Lease are and will remain in full force and effect as originally written.

     (c) This Second Amendment may be executed in several counterparts, and all so executed will constitute one and the same instrument, binding on the parties hereto, notwithstanding that the parties are not signatories to the same counterpart.

     (d) This Second Amendment shall be binding upon the parties hereto, their successors and assigns, and shall inure to the benefit of the parties’ respective legal representatives, successors and assigns.

     (e) If any provision of this Second Amendment is held to be illegal or unenforceable, such fact shall not affect any other provision of this Second Amendment, and this Second Amendment shall be construed as if such provision had never been contained herein.

     (f) The captions, headings and arrangements used in this Second Amendment are for convenience only and do not in any way affect, limit, amplify or otherwise modify the terms and provisions hereof.

     (g) THIS SECOND AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE LAWS OF THE UNITED STATES APPLICABLE TO THE TRANSACTIONS IN TEXAS.

     (h) The Original Lease, the First Amendment and this Second Amendment, contain the entire agreement between the parties hereto with respect to the matters set forth herein. No variations, modifications or changes hereof shall be binding upon any party unless set forth in a document duly executed by the parties hereto. Except as expressly provided in this Second Amendment, this Second Amendment completely supersedes and replaces all prior written and oral communications between Landlord and Tenant and their respective agents and representatives regarding the subject matter hereof, all such communications being entirely merged into this Second Amendment and extinguished for all purposes upon the execution hereof and being of no further force or effect whatsoever.

     (i) Contemporaneously with the execution of this Second Amendment, Landlord and Tenant will execute and deliver that certain Memorandum of Second Amendment to Lease, of even date herewith, to be recorded in the Real Property Records of Dallas County, Texas, for the purpose of putting all parties on notice of the existence of this Second Amendment.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

EXECUTED TO BE EFFECTIVE AS OF THE DATE ABOVE FIRST WRITTEN.

TENANT:	ZALE DELAWARE, INC.,
a Delaware corporation

By:

Sue E. Gove
Executive Vice President and
Chief Operating Officer

LANDLORD:	CP/HERS WALNUT HILL, L.P.,
a Delaware limited partnership

By:

Mark M. Weld
Authorized Person

ATTACHMENT I

Capital Expenditure	Minimum Specifications	Deadline
1. Replace cooling tower	Capacity and specifications equal to or exceeding existing equipment with stainless steel basins and variable frequency drive (suggested models:	June 30, 2006
2-Cell Marley Crossflow Model #NC8307K2 or #NC8306JZ or Baltimore Air Coil (BAC) Model #3552A-NM-2)

2. Replace or refurbish chillers	Capacity and specifications equal to or exceeding existing equipment with variable frequency drive on flakt fan(s)	June 30, 2006

3. Replace energy management system	Specifications to be mutually agreed to by the parties	June 30, 2007

4. Install new fire panels and associated devices	Addressable intelligent fire panel with voice evacuation and all associated initiating and notification devices, large enough to accommodate 20% additional expansion capability and meeting or exceeding all applicable legal and/or code requirements (including, without limitation, Texas Accessibility Standards).	June 30, 2007

All specifications, contractors and pricing shall require Landlord’s approval in its reasonable discretion. Landlord has estimated the aggregate costs of such items to be approximately $1,800,000 (inclusive of Landlord’s construction management fees; provided, however, if the actual aggregate costs of such items inclusive of Landlord’s construction management fee is less than $1,800,000, Tenant shall only be required to expend the actual aggregate costs). Tenant will be required to submit bid(s) from three (3) reputable and qualified contractors reasonably approved by Landlord for each phase of the work at least sixty (60) days prior to commencement of the work for such phase. Landlord will have thirty (30) days to respond to Tenant’s bids with its approval (such approval not to be unreasonably withheld, conditioned or delayed), or its reasons for disapproval, as applicable, after consultation with Landlord’s consultants. Each phase of the work will be performed in accordance with contracts approved by Landlord (such approval not to be unreasonably withheld, conditioned or delayed).

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ATTACHMENT II

Replacement Exhibit E to Original Lease

“ZALE HEADQUARTERS STANDARD”

     For purposes of this Lease, the “Zale Headquarters Standard” shall be the standard required to maintain the Premises improvements in overall good condition and repair and the exterior facades of the Premises improvements and the surrounding grounds, landscaping, sidewalks, driveways, paving, and other exterior common areas in a neat and attractive appearance, all in Landlord’s reasonable judgment. Such standard as applied to the interiors of the Premises shall be consistent with the standards of similarly-classed single-tenant office building properties of comparable age in the Las Colinas area of Irving, Texas recognizing that portions of the Premises are distribution areas; and such standard as applied to the exteriors of the Premises shall be consistent with the standards of similarly-classed office building properties of comparable age in the general vicinity of the Premises (regardless of whether such properties are single-tenant or multi-tenant).

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ATTACHMENT III

New Exhibit G to Original Lease

“FORM OF ANNUAL BUDGET”

		Contracted	Contract
	Budget	Service Provider	Expiration Date
REPAIRS & MAINTENANCE
Maintenance and Engineering Salaries
HVAC
Annual chiller inspection
Elevator / Escalators
Monthly maintenance
Annual QEI license fee required by state
Water Treatment
Electrical
Annual infrared electrical inspection
Landscaping
Exterior landscape maintenance (incl color chgs)
Irrigation repairs
Pest Control
Security Inspections (Annual)
Electrical
Fire panel
Fire panel monitoring
Fire extinguishers
Generator maintenance
Fuel treatment
Cleaning Services
Contract cleaning
Window cleaning
Trash services
Unplanned Repairs Contingency
Parking Lot
Sweeping / Striping
Utilities
Electricity
Water
TOTAL REPAIRS & MAINTENANCE

TAXES & INSURANCE
Real Estate Taxes
Insurance
Property
Liability
TOTAL TAXES & INSURANCE

CAPITAL
Project Description:
project 1
project 2
project 3

TOTAL CAPITAL BUDGET

A-III-1